Exhibit 99-1

CONTACT:

Jane Pritchett Henderson Chief Financial and Business Officer 617.926.1551

Panacos Reports Third Quarter 2008 Financial Results

Watertown, MA (November 05, 2008) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced its financial results for the third quarter of 2008 and reviewed progress in its development programs.

“We continue to make progress in our bevirimat development program. Our recent milestone of identifying a bevirimat 100mg tablet formulation to move into late-stage clinical studies, gives us additional confidence that bevirimat will be a commercially attractive treatment for patients with HIV,” stated Alan W. Dunton, M.D., President and Chief Executive Officer of Panacos. “In addition to our development work, bevirimat continues to be recognized by the scientific and medical communities as a potential breakthrough in the treatment of HIV, as reflected in our recent ICAAC presentations.”

Financial Highlights:

For the third quarter of 2008, Panacos reported a net loss of $8.2 million, or $0.15 per share, versus a net loss of $7.9 million, or $0.15 per share, for the third quarter of 2007. Revenue from research funding in the third quarter of 2008 decreased to $24,000 from $30,000 in the third quarter of 2007.

Research and development expenses in the third quarter of 2008 increased to $5.4 million from $5.0 million in the third quarter of 2007, primarily due to increased external expenditures in the Company’s research and development programs. General and administrative expenses in the third quarter of 2008 decreased to $2.2 million from $3.2 million in the third quarter of 2007.

Unrestricted cash, cash equivalents and marketable securities were $26.9 million at September 30, 2008, as compared to $51.9 million at December 31, 2007. The Company believes the Company’s cash, cash equivalents and marketable securities on hand at September 30, 2008 will be sufficient to fund the Company’s operations into 2009. As of September 30, 2008, the Company had approximately 53.6 million common shares outstanding.

Recent Business Highlights:

•	The Company announced its 100mg tablet formulation of bevirimat has shown very good bioavailability compared to the Company’s oral solution formulation of bevirimat in 28 healthy volunteers. Study 114 showed the bevirimat tablet formulation achieved a 68% AUC (area under the curve, a measure of total absorption of the drug) relative bioavailability compared to the oral solution. The Cmax (maximum plasma concentration) showed relative bioavailability of the tablet compared to the solution of 69%. These two measurements indicate the 100mg bevirimat tablet is well suited to study in HIV patients, as well as to take forward into Study 205 and beyond, subject to positive results in the remainder of the Phase 2 program.

•

The Company announced preliminary results of its bevirimat Study 204, which utilized a 50mg tablet formulation and achieved its primary objective by demonstrating bevirimat plasma levels in HIV-positive patients to be in a target range for virologic reduction. After 14 days of bevirimat treatment given twice daily at doses of 200mg or 300mg, 100% of 32 treatment-naïve and treatment-experienced patients in Study 204 had bevirimat plasma concentrations well above the previously identified minimum target of 20µg/mL. In the treatment-naïve patients who were free of Gag polymorphisms at positions 369, 370 or 371, which the Company has identified as a predictor of response to bevirimat, the mean viral load reduction was -0.93 log10 copies/mL versus. -0.60 log10 copies/mL in treatment-naïve patients with Gag polymorphisms at one or more of the three positions. These results continue to support the use of Gag genotyping as a predictor of response, and the Company plans to refine this genotyping approach further. In addition, bevirimat’s safety profile was comparable to earlier studies where it had been indistinguishable from placebo. The data from the successful completion of this study will be used to optimize the bevirimat tablet dose for future Phase 2 as well as Phase 3 registration trials.

•

The Company presented key clinical data on bevirimat at the 48th Annual Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) in Washington, D.C., on October 26, 2008. Dr. Jacob Lalezari, Assistant Clinical Professor of Medicine at UC San Francisco/Mount Zion Hospital, presented safety and efficacy data from Study 203 while additional pharmacokinetic/pharmacodynamic analyses of the liquid formulation of bevirimat were presented in a separate poster presentation. Dr. Lalezari’s presentation is posted on the Company’s website. Panacos also hosted a breakfast event with key opinion leaders in the HIV space. Insight and knowledge gained from Panacos’ ongoing interactions with physicians and community members allows the Company to optimize development programs in line with the expectations of these leaders in the field.

•

On October 16, 2008, Nasdaq filed an immediately effective rule change with the SEC to grant a three-month suspension in the enforcement of its minimum bid price and market value requirements, which is in effect through January 16, 2009. Nasdaq notified Panacos the Company is included under this temporary suspension. On January 16, 2009, Panacos will have 99 days (the time remaining on Panacos’ original listing qualification notification relating to its bid price) to regain compliance. All companies that do not meet the minimum bid price have the ability to regain compliance, either during the suspension or during the compliance period resuming after the suspension, by achieving a $1 closing bid price for a minimum of 10 consecutive trading days.

•

Based upon the strategic decision to seek a development and commercialization partner for bevirimat, the Company no longer intends to build a commercial infrastructure. As such, Frederick Schmid, Senior Vice President of Commercial Operations and Business Development, has resigned from the Company.

Conference Call Information

Panacos will hold a conference call today to discuss the third quarter results and corporate developments at 4:30 p.m. (EST). The conference call can be accessed via the web at www.panacos.com or by dialing 800.638.5439 (domestic) or 617.614.3945 (international) and entering the passcode 39728966. A replay of the conference call will be available from 6:30 p.m. on November 05, 2008 through November 12, 2008, and can be accessed via the web at www.panacos.com or by dialing toll-free 888.286.8010, and outside the U.S. 617.801.6888, with passcode 44045303.

Panacos’ Development Programs

Panacos’ lead compound, bevirimat (PA-457), is the first in the new class of HIV drugs under development called maturation inhibitors, discovered by Company scientists and their academic collaborators. Bevirimat is designed to have potent activity against a broad range of HIV strains, and studies have shown bevirimat is a potent inhibitor of HIV isolates that are resistant to currently approved drugs. Panacos has completed 15 clinical studies with bevirimat in nearly 650 patients and healthy volunteers, showing significant reductions in viral load in HIV-infected patients and a promising safety profile. It is currently in Phase 2b clinical studies. The Company previously determined the optimal dose range of bevirimat and identified patient response predictors to bevirimat, which now have been confirmed in multiple laboratory analyses and the prospective study. Panacos has recently developed a tablet formulation of bevirimat that demonstrates bioavailability and pharmacokinetics comparable to that of the previous solution formulation (Study 114). The Company completed its Phase 2b study of bevirimat (Study 204) that confirmed an optimal dose can be achieved with a twice daily dose of bevirimat tablets. Efficacy and additional safety data obtained from Study 204 support the Company’s view that the 100mg bevirimat tablet formulation should be studied further in HIV patients.

In addition to bevirimat, the Company has a second-generation program in HIV maturation inhibition that includes compounds with activity against HIV containing Gag polymorphisms. Panacos has also selected a lead compound, PA-161, for preclinical development in its oral HIV fusion inhibitor program.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Approximately 1 million people in the United States and approximately 33 million people worldwide are living with HIV. Approximately 475,000 patients are treated annually for HIV in the United States. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the sufficiency of the Company’s cash, cash equivalents and marketable securities to fund the Company’s operations into 2009, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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PANACOS PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except for per share data) (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues	$24	$30	$77	$158

Operating expenses:
Research and development	5,374	4,988	17,089	18,872
General and administrative	2,221	3,228	7,956	9,781
Impairment and contract related charges	—	54	—	1,272

Total operating expenses	7,595	8,270	25,045	29,925

Loss from operations	(7,571)	(8,240)	(24,968)	(29,767)

Interest income	190	679	888	2,034
Interest expense	(771)	(351)	(2,320)	(364)
Other income (expense), net	—	(1)	(6)	(13)

Net loss	$(8,152)	$(7,913)	$(26,406)	$(28,110)

Basic and diluted net loss per share	$(0.15)	$(0.15)	$(0.49)	$(0.53)

Weighted average shares used in calculation of basic and diluted net loss per share	53,640	53,500	53,589	52,963

PANACOS PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands) (unaudited)	September 30, 2008	December 31, 2007
Cash, cash equivalents & marketable securities	$26,888	$51,895
Other current assets	628	1,203
Property and equipment, net	843	1,045
Restricted cash, long-term	468	494
Other assets	911	1,073

Total assets	$29,738	$55,710

Accounts payable and accrued expenses	$5,763	$6,928
Current debt obligations	7,054	2,776
Long-term capital lease obligations	54	97
Long-term debt	11,098	16,438
Deferred rent, long-term	195	231
Other long-term liabilities	302	370
Stockholders’ equity	5,272	28,870

Total liabilities and stockholders’ equity	$29,738	$55,710